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                                                                  Exhibit 3.1(b)

                          CERTIFICATE OF INCORPORATION
                                       OF
                            ASHTON WOODS FINANCE CO.

     FIRST. The name of the corporation is Ashton Woods Finance Co.

     SECOND. The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the corporation's registered agent at such address is Corporation Service Company.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH. The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares of common stock, having a par value $0.001 per share.

     FIFTH. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

     SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal by-laws.

     SEVENTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     EIGHTH. The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     NINTH. The incorporator is Martha B. Kelley whose mailing address is c/o Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree St., NE, Suite 2400, Atlanta, Georgia 30308, County of Fulton.

                                                                         (STAMP)
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    I, the Undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and, accordingly, have hereto set my hand this 5th day of August, 2005.


                                        /s/ Martha B. Kelley
                                        ----------------------------------------
                                        Martha B. Kelley, Incorporator


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